Exhibit 4.1

AMGEN INC.

Liquid Yield Option Notes due 2032

(Zero Coupon – Senior)

FIRST SUPPLEMENTAL INDENTURE

Dated March 2, 2005

to the

INDENTURE

Dated March 1, 2002

LASALLE BANK NATIONAL ASSOCIATION

TRUSTEE

FIRST SUPPLEMENTAL INDENTURE dated as of March 2, 2005 between Amgen, Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, a national banking association (“Trustee”), to the Indenture (as defined below).

RECITALS

A. The Company is a party to that certain Indenture, dated as of March 1, 2002 (the “Indenture”), pursuant to which the Company’s Liquid Yield Option Notes due 2032 (Zero Coupon – Senior) (the “Securities”) were originally issued.

B. Section 9.01(4) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities to add to the Company’s covenants for the benefit of the holders of the Securities or to surrender any right or power conferred upon the Company; Section 9.01(6) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities to make any change that does not adversely affect the rights of any holders of the Securities; and Section 9.01(7) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities to declare additional Purchase Dates and corresponding Purchase Prices (each as defined in the Indenture) under Section 7 of the Securities, in each case without the consent of any holders of the Securities.

C. The Company desires to amend the Indenture and the Securities to add a Purchase Date on March 1, 2006, which addition is for the benefit of the holders of the Securities.

D. The Company has authorized the execution and delivery of this Supplemental Indenture and the Trustee has received an Opinion of Counsel and an Officers’ Certificate pursuant to Section 13.04 of the Indenture.

E. All other conditions precedent and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms, have been performed and fulfilled.

NOW, THEREFORE, the parties hereto agree as follows (defined terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture):

1. Amendments to the Securities. Section 7 of each Certificated Security, Global Security and Institutional Accredited Investor Security is amended by the addition of a Purchase Date on March 1, 2006 at a Purchase Price of $747.01 per $1,000 Principal Amount at Maturity. To the extent of any conflict between the terms of the Certificated Securities, Global Securities and Institutional Accredited Investor Securities and the terms of the Indenture, as supplemented by this Supplemental Indenture, the terms of the Indenture, as supplemented by this Supplemental Indenture, shall govern and be controlling.

2. Confirmations; Effectiveness. As amended by this Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument.

3. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

4. Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.

5. Conflicts. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

6. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE.

7. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

8. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

(Signature Page Follows)

2

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

AMGEN INC.

By:	/s/ David J. Scott
Name:	David J. Scott
Title:	Senior Vice President, General and Counsel and Secretary

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

Signature Page to Supplemental Indenture